SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                   SCHEDULE TO

                                 (RULE 14d-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              --------------------

                                  FUNDTECH LTD.
                       (NAME OF SUBJECT COMPANY (ISSUER))
                              --------------------

                                  FUNDTECH LTD.
                        (NAME OF FILING PERSON (OFFEROR))
                              --------------------

   CERTAIN OPTIONS UNDER The Fundtech Ltd. 1997 Stock Option Plan For Fundtech Corporation; The Fundtech Ltd. THE 1997 Israeli Share Option Plan; AND The
    Fundtech Ltd. 1999 Employee Option Plan TO PURCHASE ORDINARY SHARES, PAR
                                      VALUE
                  NIS 0.01 PER SHARE, HELD BY CERTAIN EMPLOYEES
                         (TITLE OF CLASS OF SECURITIES)
                              --------------------

                                    M47095100
                      (CUSIP NUMBER OF CLASS OF SECURITIES)
                          (UNDERLYING ORDINARY SHARES)
                              --------------------

                             MICHAEL S. HYMAN, ESQ.
                                  FUNDTECH LTD.
                         30 MONTGOMERY STREET, SUITE 501
                          JERSEY CITY, NEW JERSEY 07302
                                 (201) 946-1100
                               FAX: (201) 946-1801
   (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
                 AND COMMUNICATIONS ON BEHALF OF FILING PERSON)

                              --------------------

                                   COPIES TO:
                            SCOTT S. ROSENBLUM, ESQ.
                      KRAMER LEVIN NAFTALIS & FRANKEL, LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-9100
                               FAX: (212) 715-8000

                            CALCULATION OF FILING FEE

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         Transaction valuation*                   Amount of filing fee
------------------------------------     ---------------------------------------
                $80,508                                  $16.10

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* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 1,011,600 ordinary shares of Fundtech Ltd. having an aggregate value of $80,508 as of June 10, 2002 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the value of the transaction.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:                  Not applicable.
Form or Registration No.:                Not applicable.
Filing party:                            Not applicable.
Date filed:                              Not applicable.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

         [ ]   third party tender offer subject to Rule 14d-1.
         [X]   issuer tender offer subject to Rule 13e-4.
         [ ]   going-private transaction subject to Rule 13e-3.
         [ ]   amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

This Tender Offer Statement on Schedule TO (this "Schedule TO") relates to the offer by Fundtech Ltd., an Israeli corporation ("Fundtech"), to exchange for new options certain of the outstanding options to purchase ordinary shares granted under The Fundtech Ltd. 1997 Stock Option Plan For Fundtech Corporation; The Fundtech Ltd. 1997 The Israeli Share Option Plan; The Fundtech Ltd. 1999 Employee Option Plan (collectively, the "Option Plans"), upon the terms and subject to the conditions set forth in the Offer to Exchange dated June 10, 2002 (the "Offer to Exchange"), and in the related Letter of Transmittal, copies of which are filed with this Schedule TO as Exhibits (a)(1)(A) and (a)(1)(B). This Schedule TO is being filed on behalf of Fundtech.

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

Item 1.     Summary Term Sheet

      The information set forth under "Summary Term Sheet" of the Offer to Exchange is incorporated herein by reference.

Item 2.     Subject Company Information

      (a) The issuer is Fundtech Ltd., an Israeli corporation, with its principal executive offices located at 12 Ha'hilazon Street, 5th Floor, Ramat-Gan 52522, Israel; telephone number (972-3) 575-2750.

      (b) The information set forth in the "Introduction" of the Offer to Exchange is incorporated herein by reference.

      (c) The information set forth in Section 7 "Price Range of Ordinary Shares Underlying the Options" of the Offer to Exchange is incorporated herein by reference.

Item 3.     Identity and Background of Filing Person

      (a) The information set forth in Section 9 "Information Concerning Fundtech Ltd." of the Offer to Exchange is incorporated herein by reference. Fundtech is both the filing person and the subject company.

Item 4.     Terms of the Transaction

      (a)(1)(i) through (iii) The information set forth in the Introduction,
Section 1 "Number of Options; Expiration Date" and Section 8 "Source and Amount of Consideration; Terms of New Options" of the Offer to Exchange is incorporated herein by reference.

      (a)(1)(iv)  Not applicable.

      (a)(1)(v) The information set forth in the Introduction and Section 15 "Extension of Offer; Termination; Amendment" of the Offer to Exchange is incorporated herein by reference.

      (a)(1)(vi) and (vii) The information set forth in Section 3 "Procedures for Tendering Options" and Section 4 "Withdrawal Rights" of the Offer to Exchange is incorporated herein by reference.

      (a)(1)(viii) The information set forth in Section 5 "Acceptance Options for Exchange and Issuance of New Options" of the Offer to Exchange is incorporated herein by reference.

      (a)(1)(ix) and (x) Not applicable.

      (a)(1)(xi) The information set forth in Section 11 "Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer" of the Offer to Exchange is incorporated herein by reference.

      (a)(1)(xii)  The information set forth in Section 13 "Material U.S.
Federal Income Tax Consequences. . . ." of the Offer to Exchange and Section
14 "Tax Consequences for Employees who are Non-U.S. Tax Residents" is incorporated herein by reference.

      (a)(2)  Not applicable.

      (b) The information set forth in Section 10 "Interests of Directors and Officers; Transactions and Arrangements Concerning the Options" is incorporated herein by reference.

Item 5.     Past Contracts, Transactions, Negotiations and Agreements

      (e) The information set forth in Section 10 "Interests of Directors and Officers; Transactions and Arrangements Concerning the Options" of the Offer to Exchange is incorporated herein by reference.

Item 6.     Purposes of the Transaction and Plans or Proposals

      (a) The information set forth in Section 2 "Purpose of the Offer" of the Offer to Exchange is incorporated herein by reference.

      (b) The information set forth in Section 11 "Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer" of the Offer to Exchange is incorporated herein by reference.

      (c)(1) through (10)     Not applicable.

Item 7.     Source and Amount of Funds or Other Consideration

      (a) The information set forth in Section 8 "Source and Amount of Consideration; Terms of New Options" of the Offer to Exchange is incorporated herein by reference.

      (b) and (d)       None or not applicable.

Item 8.     Interest in Securities of the Subject Company

      (a)   Not applicable.

      (b) The information set forth in Section 10 "Interests of Directors and Officers; Transactions and Arrangements Concerning the Options" of the Offer to Purchase is incorporated herein by reference.

Item 9.     Person/Assets, Retained, Employed, Compensated or Used.

      (a)   Not applicable.

Item 10.    Financial Statements.

      (a) The information set forth in the Offer to Exchange under Section 9 ("Information Concerning Fundtech Ltd."), Section 17 ("Additional Information") and Schedule B; on pages F-1 through F-32 of Fundtech's Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002; and on Fundtech's Report on Form 6-K, filed with the Securities and Exchange Commission on April 30, 2002, is incorporated herein by reference.

      (b)   Not applicable.

Item 11.    Additional Information

      (a)(1) Other than as elsewhere disclosed in this statement, none.

      (a)(2) through (5) and (b) Not applicable.

      (b) Other than as elsewhere disclosed in this statement, none.

Item 12.    Exhibits.

  Exhibit
  Number             Description
  ------             -----------

(a)(1)(A)   Offer to Exchange, dated June 10, 2002.
(a)(1)(B)   Form of Letter of Transmittal.
(a)(1)(C)   Form of Notice to Withdraw Tender.
(a)(2)      Form of Letter to Eligible Option Holders.
(a)(5)(A) Fundtech Ltd. Annual Report on Form 10-K for its fiscal year ended December 31, 2001 (filed with the Securities and Exchange Commission on April 1, 2002 and incorporated herein by reference).

(a)(5)(B) Fundtech Ltd. Report on Form 6-K (filed with the Securities and Exchange Commission on April 30, 2002 and incorporated herein by reference).

(b)         Not applicable.
(d)(1) The Fundtech Ltd. 1999 Employee Option Plan (filed as Annex A to the Company's Definitive Proxy Statement Schedule 14A, filed with the Securities and Exchange Commission on August 23, 1999 and incorporated herein by reference).
(d)(2)      The Fundtech Ltd. The 1997 Israeli Share Option Plan
(d)(3)      The Fundtech Ltd. 1997 Stock Option Plan For Fundtech Corporation
(g)         Not applicable.


Item 13.    Information Required by Schedule 13E-3

      Not applicable.

                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          FUNDTECH LTD.

                                          /s/ Yoram Bibring
                                          ------------------------
                                          Yoram Bibring
                                          Chief Financial Officer

Date:  June 10, 2002

                              INDEX TO EXHIBITS

  Exhibit
  Number                 Description
  ------                 -----------

(a)(1)(A)   Offer to Exchange, dated June 10, 2002.
(a)(1)(B)   Form of Letter of Transmittal.
(a)(1)(C)   Form of Notice to Withdraw Tender.
(a)(2)      Form of Letter to Eligible Option Holders.
(a)(5)(A) Fundtech Ltd. Annual Report on Form 10-K for its fiscal year ended December 31, 2001 (filed with the Securities and Exchange Commission on April 1, 2002 and incorporated herein by reference).

(a)(5)(B) Fundtech Ltd. Report on Form 6-K (filed with the Securities and Exchange Commission on April 30, 2002 and incorporated herein by reference).

(b)         Not applicable.
(d)(1) The Fundtech Ltd. 1999 Employee Option Plan (filed as Annex A to the Company's Definitive Proxy Statement Schedule 14A, filed with the Securities and Exchange Commission on August 23, 1999 and incorporated herein by reference).
(d)(2)      The Fundtech Ltd. The 1997 Israeli Share Option Plan
(d)(3)      The Fundtech Ltd. 1997 Stock Option Plan For Fundtech Corporation
(g)         Not applicable.